Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-95249) pertaining to the TESSCO Technologies Incorporated Team Member Stock Purchase Plan and the Registration Statement (Form S-8 No. 33-87178) pertaining to the TESSCO Technologies Incorporated 1994 Stock and Incentive Plan and Employee Incentive Stock Option Plan, of our report dated April 28, 2003 with respect to the financial statements and schedule of TESSCO Technologies Incorporated included in the Annual Report (Form 10-K) for the year ended March 30, 2003.

/s/ Ernst & Young, LLP

Baltimore, Maryland
June 19, 2003